Exhibit 23.1

CONSENT OF INDEPENDENT Registered Public Accounting Firm

IMH Financial Corporation

Scottsdale, Arizona

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-175429) of IMH Financial Corporation of our report dated May 13, 2013, on our audit of the combined financial statements of Assets and Liabilities to be Transferred to IMH Financial Corporation in Satisfaction of Loan Obligations (“Sedona Assets”) as of December 31, 2012 and for the year then ended, which appears in this Form 8-K. Our report contains an explanatory paragraph regarding the Sedona Assets’ ability to continue as a going concern.

/s/ BDO USA, LLP

Phoenix, Arizona

May 13, 2013